(a) Form of Amendment to the Agreement and Declaration of Trust designating Preferred Shares and an Amendment to the Bylaws is incorporated by reference to Post-Effective Amendment No. 38 to the Registrant's Registration Statement filed on Form N-2 as filed October 23, 2000.

(e) Form of Investment Management Agreement between the Trust and Pilgrim Investments, Inc. is incorporated by reference to Post-Effective No. 38 to the Registrant's Registration Statement filed on Form N-2 as filed October 23, 2000.